Exhibit 3.136

Delaware
The first State
     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “SNAPPLE BEVERAGE CORP.”, FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF APRIL, A.D. 2008, AT 10:58 O’CLOCK A.M.
     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

	/s/ Harriet Smith Windsor
2286552 8100	Harriet Smith Windsor, Secretary of State
080456345	AUTHENTICATION:	6541212

	DATE:	04-23-08
You may verify this certificate online
at corp. delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:09 AM 04/22/2008
FILED 10:58 AM 04/22/2008
SRV 080456345 – 2286552 FILE
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
SNAPPLE BEVERAGE CORP.
          Snapple Beverage Corp., a Delaware corporation (the “Corporation”), hereby certifies that the amendment set forth below to the Corporation’s Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware:
FIRST: Article FIFTH is amended to read in its entirety as follows:
     “FIFTH:
     A. Number, Election and Term of Directors. The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by the Board of Directors.
     B. Removal. Any Director or the entire Board of Directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of Directors, or a majority vote of the Board of Directors.”
          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer, on this 21st day of April, 2008.

SNAPPLE BEVERAGE CORP.

By:	/s/ James L. Baldwin
Name:	James L. Baldwin
Office:	Executive Vice President & Secretary